Ex.(b)(1)(I)

EXECUTION VERSION

AMENDMENT LETTER TO JPMORGAN COMMITMENT LETTER

December 7, 2006

J.P. Morgan Securities Inc.
JPMorgan Chase Bank, N.A.

Letter Agreement to the Commitment Letter

Reference is made to the Commitment Letter dated 25 October, 2006 as amended by a Letter Agreement dated 9 November, 2006 (together, the “Commitment Letter”), among J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A. (together, “JPMorgan”) and New Sunward Holding B.V. and CEMEX, S.A.B. DE C.V. (together, “Cemex”), and the Summary of Terms and Conditions attached thereto as Exhibit A (the “Term Sheet”). Capitalised terms used but not defined herein have the meanings assigned to them in the Commitment Letter and the Term Sheet (as applicable).

The parties hereto agree that:

(i)	Paragraph (c) which appears on page 3 of the Commitment Letter be deleted in its entirety and replaced with the following:

“(c)   the parties thereto shall have executed and delivered a credit agreement and other related documentation by not later than December 21, 2006 (or such other later date as agreed between the Commitment Parties, the Borrower and the Parent) (such date of execution and delivery being, the “Credit Agreement Effective Date”), and the closing of the Acquisition and Funding of the Bridge Facility on or before the earlier of (i) December 21, 2007 (or such later date as is agreed between the Commitment Parties, the Borrower and the Parent); or (ii) the 364th day after the Credit Agreement Effective Date.”

(ii)	The paragraph entitled “Maturity” in section 3 of the Termsheet be deleted in its entirety and replaced with the following:

“Maturity:
The Bridge Loans shall become due and payable on or before the date that is the earlier of (i) December 21, 2007 (or such later date as is agreed between the Commitment Parties, the Borrower and the Parent); or (ii) the 364th day after the Credit Agreement Effective Date (the “Maturity Date”).”

(iii)	The text contained in Section 4 of the Term Sheet entitled “Conditions” be deleted in its entirety and replaced with the following:

“The Bridge Facility shall become effective (the “Effective Date”) on the date on which each party thereto shall have executed and delivered a satisfactory credit agreement and any other related documentation (the “Bridge Facility Documentation”) which shall occur (if at all) by December 21, 2006 (or such later date as is agreed between the Commitment Parties, the Borrower and the Parent). The Bridge Facility shall be available for borrowing on a single day during the Availability Period upon the satisfaction of the conditions set forth in the Commitment Letter and in Exhibit C (the date upon which all such conditions precedent shall be satisfied, the “Funding Date”).”

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

NEW SUNWARD HOLDING B.V.
By:	/s/ Mr. Agustin Blanco

Name: Mr. Agustin Blanco Title: Attorney-in-Fact

CEMEX, S.A.B. DE C.V.
By:	/s/ Mr. Agustin Blanco

Name: Mr. Agustin Blanco Title: Attorney-in-Fact

Accepted and agreed to as of
the date first above written:
J.P. MORGAN SECURITIES INC.

By:	/s/ Simon Noble

Name: Simon Noble Title: Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Linda M. Meyer

Name: Linda M. Meyer Title: Vice President

3